Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Performance Shipping Inc. (the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:

(1)          Common stock, $0.01 par value (the “common shares”); and

(2)          Preferred stock purchase rights (the “Preferred Stock Purchase Rights”).

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of (i) the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and (ii) the Company’s Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to refer to our Articles of Incorporation and Bylaws for additional information.

Please note in this description of securities, “we”, “us”, “our” and “the Company” all refer to Performance Shipping Inc. and its subsidiaries, unless the context requires otherwise.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 500,000,000 common shares, par value $0.01 per share, of which 2,438,477 shares are currently issued and outstanding, and 25,000,000 preferred shares, par value $0.01 per share, of which 793,657 shares are currently issued and outstanding.

DESCRIPTION OF COMMON SHARES

The respective number of common shares issued and outstanding as of the last day of the fiscal year for the annual report on Form 20-F to which this description is attached or incorporated by reference as an exhibit, is provided on the cover page of such annual report on Form 20-F.

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of our preferred shares, including our existing classes of preferred shares and any preferred shares we may issue in the future.

Voting Rights

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. At any annual or special general meeting of shareholders where there is a quorum, the affirmative vote of a majority of the votes cast by holders of shares of stock represented at the meeting shall be the act of the shareholders. (Under the Articles of Incorporation, at all meetings of shareholders except otherwise expressly provided by law, there must be present in person or proxy shareholders of record holding at least one third of the shares issued and outstanding and entitled to vote at such meeting in order to constitute a quorum but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.)

Our Bylaws do not confer any conversion, redemption or preemptive rights attached to our common shares.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution.

Variation of Rights

Generally, the rights or privileges attached to our common shares may be varied or abrogated by the rights of the holders of our preferred shares, including our existing classes of preferred shares and any preferred shares we may issue in the future.

Limitations on Ownership

Under Marshall Islands law generally, there are no limitations on the right of non-residents of the Marshall Islands or owners who are not citizens of the Marshall Islands to hold or vote our common shares.

DESCRIPTION OF PREFERRED SHARES

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Description of the Series B Convertible Cumulative Perpetual Preferred Stock

On December 21, 2021, we offered to exchange up to 4,066,181 of our then issued and outstanding common shares for newly issued shares of our Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) at a ratio of 0.28 Series B Preferred Shares for each common share. The offer expired on January 27, 2022 and a total of 2,834,612 common shares were validly tendered and accepted for exchange in the offer, which resulted in the issuance of 793,657 Series B Preferred Shares.

Listing

Currently, no market exists for the Series B Preferred Shares (or the Series C Preferred Shares into which they may be converted), and we do not intend to apply to list the Series B Preferred Shares or the Series C Preferred Shares on any stock exchange or in any trading market. See the Annual Report on Form 20-F of which this Exhibit is a part under “Risk Factors - There is no established trading market for the Series B Preferred Shares which may negatively affect their market value and your ability to transfer or sell them.”

Ranking

The Series B Preferred Shares, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•
senior to our common stock and to each other class or series of capital stock that has been or will be established after the Original Issue Date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•
pari passu with any class or series of capital stock that has been or will be established after the Original Issue Date of the Series B Preferred Shares with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and

•
junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such Series B Preferred Shares or the issuance of any shares of that series. Our Board of Directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described below under “Voting Rights.”

Liquidation Rights

The holders of outstanding Series B Preferred Shares are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus any accumulated and unpaid dividends thereon to and including the date of payment, but without interest, before any distribution will be made to the holders of our common stock or any other Junior Securities. The following will be deemed a liquidation event:

•	merger or consolidation of the Company;

•	sale, lease or conveyance of all or substantially all of the Company’s consolidated assets (other than in the usual or regular course of its business); and

•	change in control.

In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accrued and unpaid dividends thereon. After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Shares have no voting rights except as set forth below, as set forth in the Certificate of Designation for the Series B Preferred Shares, or as otherwise provided by Marshall Islands law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per Series B Preferred Share.

Series B Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Dividends

General

Holders of Series B Preferred Shares will be entitled to receive, when, as, and if declared by our Board of Directors, cumulative cash dividends out of legally available funds for such purpose, payable on each Dividend Payment Date commencing on June 15, 2022. At the Company’s option, such dividends may be paid in Common Shares of the Company valued at the volume-weighted average price of the common stock for the 10 trading days prior to the Dividend Payment Date.

Dividends on the Series B Preferred Shares offered hereby will accrue from and including the Original Issue Date (at a rate of 4.00% per annum of the $25.00 per share liquidation preference of Series B Preferred Shares. The dividend rate is not subject to adjustment.

Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the Original Issue Date, as the case may be, to but excluding the next applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the Nasdaq is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series B Preferred Shares is each June 15, September 15, December 15 and March 15, commencing with June 15, 2022. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the Nasdaq is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by our registrar and transfer agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our Board of Directors in accordance with the Certificate of Designation, our Articles of Incorporation and our Bylaws, each as amended and as may be further amended from time to time.

Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series B Preferred Shares in accordance with the instructions of such holders. In certain circumstances, dividends may be paid by check delivered to the registered address of the holder of Series B Preferred Shares, unless, in any particular case, we elect to pay by wire transfer.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.

If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

No Sinking Fund

The Series B Preferred Shares do not have the benefit of any sinking fund.

Redemption

Optional Redemption

At any time on or after the date that is the date immediately following the 15-month anniversary of the Original Issue Date of the Series B Preferred Shares, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

Redemption Procedures

We will provide notice of any redemption, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of Series B Preferred Shares, as such holders’ names appear on our share transfer books maintained by our registrar and transfer agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such Series B Preferred Shares shall be selected for redemption as follows: (i) in accordance with applicable rules and procedures of DTC and any relevant securities exchange; or (ii) if there are no such requirements of DTC or any relevant securities exchange, on a pro rata basis, in each case, with adjustments to avoid redemption of fractional shares. Accordingly, if the Company mandatorily redeems outstanding Series B Preferred Shares in part, it is possible that a holder of Series B Preferred Shares may have some, all, or none of his or her Series B Preferred Shares redeemed by the Company.

The redemption price will be paid by the Paying Agent to the holders of the Series B Preferred Shares on the redemption date.

The aggregate redemption price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if we so elect, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with the redemption provisions described herein).

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given no later than 10:00 a.m., New York City time, on the Business Day fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate, and all rights of holders of such Series B Preferred Shares as Series B Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accrued and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, the redemption of Series B Preferred Shares that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date shall, to the extent permitted by law, be repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute preferred shares subject to designation by the Board of Directors set forth in our Articles of Incorporation. If only a portion of the Series B Preferred Shares has been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accrued and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates have any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred shares undesignated by us.

Notwithstanding the foregoing, in the event that dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any common stock and any other Junior Securities, except pursuant to an exchange for or conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

Conversion to Series C Convertible Cumulative Perpetual Preferred Stock

Pursuant to the Series B Conversion Right, each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two shares of Series C Convertible Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference of $25.00 (“Series C Preferred Shares”). The Series B Conversion Right may only be exercised during a 30-day period, such period commencing on the date that is the later of (i) the date that is the date immediately following the one-year anniversary of the Original Issue Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the SEC under the Securities Act or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act (the “Conversion Period”). The Company will file the Series C Preferred Share Registration Statement to the extent necessary to allow all holders of the Series B Preferred Shares to exercise the Series B Conversion Right.

The Series C Preferred Shares will be established when the Certificate of Designation is filed with the Registrar of Corporations of the Republic of the Marshall Islands. The following summary is a description of certain material anticipated terms of the Series C Preferred Shares, but does not purport to describe all the expected terms of the Series C Preferred Shares.

Liquidation Preference. The Series C Preferred Shares have a liquidation preference of $25.00 per share. Deemed liquidation events include a merger or consolidation of the Company, sale, lease or conveyance of all or substantially all of its consolidated assets (other than in the usual or regular course of its business), or a change in control of the Company.

Dividends. Holders of Series C Preferred Shares will be entitled to receive, when, as, and if declared by our Board of Directors, cumulating cash dividends out of legally available funds for such purpose, payable on each dividend payment date. Dividends on the Series C Preferred Shares offered hereby will accrue from the dividend payment date immediately preceding issuance at a rate of 5.00% per annum of the $25.00 per share liquidation preference of Series C Preferred Shares. The dividend rate is not subject to adjustment. At the Company’s option, the Series C Dividend may be paid in cash or additional common shares of the Company, valued at the volume-weighted average price of the common stock for the 10 trading days prior to the dividend payment date.

Conversion to Common Shares. Each Series C Preferred Share will be convertible to Common Shares, at the option of the holder at any time and from time to time after 6 months from the date of issuance of such Series C Preferred Share, in whole or in part, at a conversion price equal to $5.50 per Common Share (adjusted for any stock splits, reverse stock splits or stock dividends, in each case, occurring on or after the date of original issuance of the Series B Preferred Shares). The conversion price shall be adjusted to the lowest price of issuance of common stock by the Company for any registered offering following the original issuance of Series B Preferred Shares, provided that, such adjusted conversion price shall not be less than $0.50. We expect that the issuance of any Common Shares upon conversion of Series C Preferred Shares will be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

Voting. Each Series C Preferred Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is then convertible multiplied by 10. Holders of the Series C Preferred Shares shall be entitled to vote with holders of Common Shares, voting together as a single class (except as provided below), with respect to all matters presented to the stockholders.

Without the prior written consent of holders of not less than a majority of the then outstanding Series C Preferred Shares, voting separately as a class, the Company shall not take any action described below:

a.
create any additional class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock ) that ranks superior to or in parity with the Series C Preferred in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

b.	increase or decrease the number of authorized shares of any series of preferred stock or authorize the issuance of or issue any shares of preferred stock (except for the Series B Preferred Shares);

c.	amend, alter, modify, or repeal the Certificate of Incorporation or the by-laws of the Company, or amend the organizational documents of any subsidiary;

d.	issue, or permit any subsidiary to issue, any indebtedness that would restrict the Company’s ability to pay the stated dividend on the Series C Preferred (or amend any existing indebtedness to do so);

e.	declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Company or any Subsidiary of the Company;

f.	effect, or enter into any agreement to effect, a change of control or sale of all or substantially all of the Company’s consolidated assets;

g.	modify or change the nature of the Company’s or any subsidiary’s business; or

h.
enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform its obligations under the Series C Preferred, including the ability of the Company to pay dividends or make any required liquidation payment.

DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS

On December 20, 2021, we entered into a new Stockholders’ Rights Agreement, or the Rights Agreement, with Computershare Inc. as Rights Agent. Pursuant to the Rights Agreement, each share of our common stock includes one right, or a Right, that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $50.00, subject to specified adjustments. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 10% or more of our common stock in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if we are acquired in a merger or other business combination after an acquiring person acquires 10% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Under the Rights Agreement’s terms, it will expire on December 20, 2031.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.

We have summarized the material terms and conditions of the Rights Agreement and the related Rights below.

Distribution and Transfer of Rights; Rights Certificates

The Board has declared a dividend of one Right for each outstanding Common Share. Prior to the Distribution Date referred to below:

•
the Rights will be evidenced by and trade with the certificates for the Common Shares (or, with respect to any uncertificated Common Shares registered in book entry form, by notation in book entry), and no separate rights certificates will be distributed;

•
new Common Shares certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference (for uncertificated Common Shares registered in book entry form, this legend will be contained in a notation in book entry); and

•
the surrender for transfer of any certificates for Common Shares (or the surrender for transfer of any uncertificated Common Shares registered in book entry form) will also constitute the transfer of the Rights associated with such Common Shares.

Rights will accompany any new Common Shares that are issued after the Record Date.

Distribution Date

Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Shares and become exercisable following the earlier of (i) the 10th calendar day (or such later date as may be determined by the Board) after the public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% or more of the Common Shares; or (ii) the 10th business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 10% or more of the Common Shares. For purposes of the Rights Agreement, beneficial ownership is defined to include the ownership of derivative securities.

The date on which the Rights separate from the Common Shares and become exercisable is referred to as the “Distribution Date.”

After the Distribution Date, the Company will mail Rights certificates to the Company’s stockholders (and in the case of uncertificated shares, by notation in book entry accounts reflecting ownership) as of the close of business on the Distribution Date and the Rights will become transferable apart from the Common Shares. Thereafter, such Rights certificates alone will represent the Rights.

Preferred Shares Purchasable Upon Exercise of Rights

After the Distribution Date, each Right will entitle the holder to purchase, for the Exercise Price, one one-thousandth of a Preferred Share having economic and other terms similar to that of one Common Share. This portion of a Preferred Share is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one Common Share, and should approximate the value of one Common Share.

More specifically, each one one-thousandth of a Preferred Share, if issued, will, among other things:

•	not be redeemable;

•
entitle holders to quarterly dividend payments in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders of Series A Participating Preferred Stock to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.

Flip-In Trigger

If an Acquiring Person obtains beneficial ownership of 10% or more of the Common Shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Trigger

If, after an Acquiring Person obtains 10% or more of the Common Shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Redemption of the Rights

The Rights will be redeemable at the Company’s option for $0.01 per Right (payable in cash, Common Shares or other consideration deemed appropriate by the Board) at any time on or prior to the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 10% or more of the Common Shares. Immediately upon the action of the Board ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.01 redemption price. The redemption price will be adjusted if the Company undertakes a stock dividend or a stock split.

Exchange Provision

At any time after the date on which an Acquiring Person beneficially owns 10% or more of the Common Shares and prior to the acquisition by the Acquiring Person of 50% of the Common Shares, the Board may exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for Common Shares at an exchange ratio of one Common Share per Right (subject to adjustment). In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one Common Share.

Expiration of the Rights

The Rights expire on the earliest of (i) 5:00 p.m., New York City time, on December 20, 2031 (unless such date is extended); or (ii) the redemption or exchange of the Rights as described above.

Amendment of Terms of Rights Agreement and Rights

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights in order to (i) cure any ambiguities; (ii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iii) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Voting Rights; Other Stockholder Rights

The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as stockholder of the Company.

Anti-Dilution Provisions

The Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or Common Shares.

Taxes

The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Our amended and restated articles of incorporation provide that the board of directors may only change the number of directors by a vote of not less than two-thirds of the entire board. Directors are elected annually on a staggered basis, and each shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside the Marshall Islands. Special meetings may be called for any purpose or purposes at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all meetings of shareholders.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Business Corporations Act, or the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties.

Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the extent authorized by the BCA, if such individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Under the BCA, our amended and restated articles of incorporation and our amended and restated bylaws, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Registrar and Transfer Agent

The Board of Directors has the power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of shares of the Company’s stock, and may appoint transfer agents and registrars thereof.

Listing

Our common shares are listed on The Nasdaq Capital Market under the symbol “PSHG.”

Comparison of Marshall Island Law to Delaware Law

The following table provides a comparison between some statutory provisions of the Delaware General Company Law and the Marshall Islands Business Corporations Act relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Marshall Islands	Delaware
Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Marshall Islands	Delaware

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Marshall Islands	Delaware

•	Alters or abolishes any preferential right of any outstanding shares having preference; or

•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of  $50,000 or less.